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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is effective as of December 31, 2003, by and between Barr Laboratories, Inc., a New York corporation ("Barr-NY" or the "Non-Surviving Company"), and Barr
Pharmaceuticals, Inc., a Delaware corporation ("Barr-DE" or the "Surviving Company").

      WHEREAS, pursuant to Section 252 of the Delaware General Corporation Law (the "DGCL") and Section 907 of the New York Business Corporation Law (the "NYBCL") and the Certificate of Incorporation and Bylaws of Barr-NY and Barr-DE, the board of directors and shareholders of Barr-NY and Barr-DE have approved the Merger (as hereinafter defined), whereby Barr-NY will merge with and into Barr-DE upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto have agreed as follows:

1.    The Merger.

      (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as such term is defined in Section 1(b)) hereof), Barr-NY shall be merged with and into Barr-DE (the "Merger") in accordance with Section 252 of the DGCL and Section 907 of the NYBCL, the separate corporate existence of Barr-NY shall cease and Barr-DE shall continue as the Surviving Company under the laws of the State of Delaware under the name "Barr Pharmaceuticals, Inc."

      (b) The Effective Time of the Merger. Barr-NY shall file a duly executed Certificate of Merger with the New York Secretary of State ("NY Certificate of Merger"). Barr-DE shall file a duly executed Certificate of Merger with the Delaware Secretary of State ("DE Certificate of Merger"). The "Effective Time" of the Merger shall be the later of: (i) the date and time of acceptance for filing with the New York Secretary of State of the NY Certificate of Merger and
(ii) the date and time of acceptance for filing with the Delaware Secretary of State of the DE Certificate of Merger.

      (c) Effect of the Merger. At the Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, both of a public and private nature, of each of Barr-NY and Barr-DE, and shall be subject to all of the restrictions, disabilities and duties of each of Barr-NY and Barr-DE; and all of the rights, privileges, powers and franchises of each of Barr-NY and Barr-DE, and all property (real, personal and mixed), and all debts due to either of Barr-NY or Barr-DE on whatever account, for stock subscriptions as well as all other things in action or belonging to each of Barr-NY or Barr-DE, shall be vested in the Surviving Company; and all property, rights, privileges, powers and franchises and all and every other interest shall thereafter be the property of the Surviving Company as they were of Barr-NY and Barr-DE; but all rights of creditors and all liens upon any property of either Barr-NY or Barr-DE shall be preserved unimpaired, and all debts, liabilities and duties of each of Barr-NY and Barr-DE shall thenceforth attach to the Surviving Company,
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and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Company.

      (d) Certificate of Incorporation of the Surviving Company. The Certificate of Incorporation of Barr-DE in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company from and after the Effective Time until otherwise amended or repealed.

      (e) Bylaws of the Surviving Company. The Bylaws of Barr-DE in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company from and after the Effective Time until otherwise amended or repealed.

      (f) Board of Directors of the Surviving Company. The Board of Directors of Barr-NY in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the Board of Directors of the Surviving Company from and after the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Company.

      (g) Tax Treatment of the Merger. The parties hereto intend that the Merger shall be treated as a tax-free a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, and each party shall file all tax returns, and take all other actions for tax purposes, in a manner consistent therewith.

2.    Conversion of Shares.

      (a) Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

            (i) All shares of the common stock, par value $.01 per share, of Barr-DE ("Barr-DE Common Stock") issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

            (ii) Each share of the common stock, par value $.01 per share, of Barr-NY ("Barr-NY Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive, and shall be exchangeable for, one validly issued, fully paid and non-assessable share of Barr-DE Common Stock.

      (b) Exchange of Shares.

            (i) Prior to the Effective Time, Barr-DE shall select and enter into an agreement with a bank or trust company to act as Exchange Agent hereunder (the "Exchange Agent"). No later than the Effective Time, Barr-DE shall cause the Exchange Agent, pursuant to irrevocable instructions, to make available and deliver, and each holder of Barr-NY Common Stock shall be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such shares of Barr-NY Common Stock for cancellation, certificates representing the number of shares of Barr-DE Common Stock into which such shares of Barr-NY Common Stock are converted in


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      the Merger. The shares of Barr-DE Common Stock into which the shares of
      Barr-NY Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

            (ii) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Barr-NY Common Stock (the "Certificates"), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Barr-DE may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Barr-DE Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Barr-DE Common Stock which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this Section 2.

            (iii) In the event that any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed, Barr-DE shall issue or cause to be issued in exchange for such lost, stolen, or destroyed Certificate the number of shares of Barr-DE Common Stock into which such shares are converted in the Merger in accordance with this
      Section 2. When authorizing such issuance in exchange therefor, the Board of Directors of Barr-DE may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate to deliver a bond to Barr-DE (in such amount as the Board of Directors of Barr-DE may direct) as an indemnity against any claim that may be made against Barr-DE with respect to the Certificate alleged to have been lost, stolen, or destroyed.

      (c) Stock Options, Warrants, Debentures, Preferred Stock and other Agreements. As of the Effective Time, any stock options, warrants, convertible securities or other contractual commitments or agreements of any kind to purchase or issue shares of Barr-NY Common Stock that are outstanding immediately prior to the Effective Time (whether or not contingent or otherwise requiring further shareholder approval) shall be converted into a stock option, warrant, convertible security or other contractual commitment or agreement to purchase or issue shares of Barr-DE Common Stock on the same terms as prior to the Effective Time, except that any rights or obligations therein relating to shares of Barr-NY Common Stock shall be converted to rights or obligations relating to shares of Barr-DE Common Stock.

      (d) Closing of Transfer Books. At the Effective Time, the stock transfer books of Barr-NY shall be closed and no transfer of shares of Barr-NY Common Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of Barr-NY Common Stock are presented to the Surviving Company, they shall be canceled and exchanged for certificates representing shares of Barr-DE Common Stock in accordance with the terms hereof. At and after the Effective Time, the holders of shares of Barr-NY Common Stock to be exchanged for


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shares of Barr-DE Common Stock pursuant to this Agreement shall cease to have any rights as shareholders of Barr-NY except for the right to surrender such stock certificates in exchange for shares of Barr-DE Common Stock as provided hereunder.

3.    Miscellaneous.

      (a) Fees and Expenses. Whether or not the Merger is consummated, each party hereto shall pay its own costs and expenses incident to the preparation of this Agreement, the consummation of the Merger, and the performance of and compliance with all of the agreements and conditions contained herein.

      (b) Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by overnight delivery service or by first class mail postage prepaid, or sent by telecopier, to the parties at the following address (or at such other address of a party as shall be specified by like notice):

          Barr Laboratories, Inc.
          2 Quaker Road
          Pomona, New York  10970

      (c) Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      (d) Amendment, Modification and Termination. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, or terminated in part or in its entirety, by written agreement of Barr-NY and Barr-DE at any time prior to the Effective Time.

      (e) Section Headings. The Section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      (f) Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws principles or rules thereof.

      (g) Integration. This Agreement sets forth and is intended to be an integration of all of the promises, agreements, conditions, understandings, covenants, warranties and representations among the parties with respect to the Merger and there are no promises, agreements, conditions, understandings, covenants, warranties or representations, oral or written, express or implied, among the parties with respect to the transactions contemplated other than as set forth herein. Any and all prior agreements among the parties with respect to the Merger are hereby revoked.


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      IN WITNESS WHEREOF, the parties hereto have executed this Merger Agreement effective as of the date first above written.

                                        BARR LABORATORIES, INC.,

                                        A NEW YORK CORPORATION

                                        By: /s/ Bruce L. Downey
                                           -------------------------------------
                                           Name:  Bruce L. Downey
                                           Title: Chief Executive Officer

                                        BARR PHARMACEUTICALS, INC.,

                                        A DELAWARE CORPORATION

                                        By: /s/ Bruce L. Downey
                                           -------------------------------------
                                           Name:  Bruce L. Downey
                                           Title:  Chief Executive Officer